EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53367, 333-106079 and 333-150024 on Form S-3 of our reports dated March 2, 2009 (which express an unqualified opinion and include an explanatory paragraph regarding the adoption of  Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R in 2006, and Financial Accounting Standards Board Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and Statement of Financial Accounting Standards No. 157, Fair Value Measurements in 2008)  relating to the consolidated financial statements, financial statement schedule, and internal controls over financial reporting of Public Service Company of New Mexico and subsidiary, appearing in this Annual Report on Form 10-K of Public Service Company of New Mexico and subsidiary for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 2, 2009